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                                                                    Exhibit 12.1


                           Casella Waste Systems, Inc.
       Statement of Computation of Ratio of Earnings to Fixed Charges and
        Earnings to Combined Fixed Charges and Preferred Stock Dividends
                          (in thousands, except ratios)

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

                                                                                                                     THREE MONTHS
                                                                          YEAR ENDED APRIL 30,                       ENDED JULY 31,
                                                     --------------------------------------------------------------  --------------
                                                      2000          2001          2002           2003        2004         2004
Income (loss) from continuing operations
  before income taxes, discontinued operations,
  extraordinary item and cumulative effect of
  change in accounting principle                     $22,042     $(114,001)      $15,798       $ 7,871      $ 3,759      $ 5,108
 Minority interests                                      502         1,026          (154)         (152)          --           --
 Gain / loss in equity method investees                1,062        26,256        (1,899)       (2,073)      (2,261)          68
 Distributed income of equity method investees             -            --           500         2,000           --           --
 Fixed charges                                        18,200        42,875        33,798        28,926       27,644        7,637
 Less: interest capitalized                             (640)         (373)         (437)         (719)        (356)         (58)
                                                     -------     ---------       -------       -------      -------      -------
 Earnings                                            $41,166     $ (44,217)      $47,606       $35,853      $28,786      $12,755
                                                     =======     =========       =======       =======      =======      =======
 Interest expense (includes amort. of
   def. financing charges)                           $16,907     $  41,628       $31,451       $26,572      $25,648      $ 7,169
 Estimate of interest within rental expense              653           874         1,910         1,635        1,640          410
 Interest capitalized                                    640           373           437           719          356           58
                                                     -------     ---------       -------       -------      -------      -------
 Fixed charges                                       $18,200     $  42,875       $33,798       $28,926      $27,644      $ 7,637
                                                     =======     =========       =======       =======      =======      =======
 Ratio of earnings to fixed charges                     2.26            --          1.41          1.24         1.04         1.67
Deficiency of earnings to fixed charges              $    --     $ (87,092)      $    --       $    --      $    --      $    --
Fixed charges from above                             $18,200     $  42,875       $33,798       $28,926      $27,644      $ 7,637
Preferred stock dividends                                 --         2,400         4,450         6,001        2,271        1,506
                                                     -------     ---------       -------       -------      -------      -------
Combined fixed charges and preferred stock
  dividends                                          $18,200     $  45,276       $38,247       $34,927      $29,915      $ 9,143
                                                     =======     =========       =======       =======      =======      =======
Ratio of earnings to combined fixed charges
  and preferred stock dividends                         2.26            --          1.24          1.03           --         1.40

Deficiency of earnings to combined fixed charges
  and preferred stock dividends                      $    --     $ (89,492)      $    --       $    --      $(1,129)     $    --
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